Exhibit 23.9

[SCHLUMBERGER DATA AND CONSULTING SERVICES LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Schlumberger Data and Consulting Services hereby consents to the incorporation by reference in the Registration Statement on Form S-3 of Chesapeake Energy Corporation to be filed on or about February 27, 2006, of information from our reserve report with respect to the oil and gas reserves of Columbia Energy Resources, LLC dated February 16 and entitled “Reserve and Economic Audit of Proved Reserves of Certain Columbia Natural Resources, LLC Oil & Gas Properties As of December 31, 2004.” We also consent to the reference to us under the heading “Experts” in such Registration Statement.

SCHLUMBERGER DATA & CONSULTING SERVICES

By:	/S/ JOSEPH H. FRANTZ, JR. P.E.
Name:	Joseph H. Frantz, Jr. P.E
Title:	Consulting and Solutions Services Operations Manager U.S. Land East-North

February 27, 2006